Exhibit 10.12

FORM OF UNIT SUBSCRIPTION AGREEMENT

(Class A Units, B-1 Units, B-2 Units, B-3 Units, B-4 Units and B-5 Units)

THIS UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of                          ,          by and between BHP PTS Holdings, L.L.C., a Delaware limited liability company (the “Company”), and the individual named on the signature page hereto (“Executive”); and

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Executive, the Company’s Class A Units (the “Class A Units”), Class B-1 Units (the “Class B-1 Units”), Class B-2 Units (the “Class B-2 Units”), Class B-3 Units (the “Class B-3 Units”), Class B-4 Units (the “Class B-4 Units”) and Class B-5 Units (the “Class B-5 Units” and, together with the Class A Units, Class B-1 Units, Class B-2 Units, Class B-3 Units and Class B-4 Units, the “Units”), in each case in the amount set forth on Schedule I, as hereinafter set forth.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1 Acquisition. The term “Acquisition” means the consummation of the transactions contemplated by the Purchase and Sale Agreement, dated as of January 25, 2007 (as amended from time to time) by and between Cardinal Health, Inc. and Phoenix Charter LLC.

1.2 Affiliate. The term “Affiliate” means, with respect to any entity, any entity directly or indirectly controlling, controlled by, or under common control with, such entity.

1.3 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.4 Blackstone. The term “Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates.

1.5 Board. The “Board” means the Company’s Board of Directors.

1.6 Cause. The term “Cause” means (A) Executive’s willful failure to perform duties which is not cured within fifteen (15) days following written notice, (B) Executive’s conviction or confessing to or becoming subject to proceedings that provide a reasonable basis for Holdings or the Holdings Board to believe that Executive has engaged in a (x) felony, (y) crime involving dishonesty, or (z) crime involving moral turpitude and which is demonstrably injurious to Holdings and its subsidiaries, (iii) Consultant’s willful malfeasance or misconduct which is demonstrably injurious to Holdings and its Subsidiaries, or (iv) breach by Executive of the material terms of the Agreement including without limitation the non-competition, non-solicitation and confidentiality provisions. For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by Executive not in good faith.

1.7 Call Notice. The term “Call Notice” shall have the meaning set forth in Section 4.2(b).

1.8 Change of Control. The term “Change of Control” shall have the meaning set forth in the Securityholders Agreement.

1.9 Class A Units. The term “Class A Units” shall have the meaning set forth in the preface.

1.10 Class B-1 Units. The term “Class B-1 Units” shall have the meaning set forth in the preface.

1.11 Class B-2 Units. The term “Class B-2 Units” shall have the meaning set forth in the preface.

1.12 Class B-3 Units. The term “Class B-3 Units” shall have the meaning set forth in the preface.

1.13 Class B-4 Units. The term “Class B-4 Units” shall have the meaning set forth in the preface.

1.14 Class B-5 Units. The term “Class B-5 Units” shall have the meaning set forth in the preface.

1.15 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.16 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

1.17 Company. The term “Company” shall have the meaning set forth in the preface.

1.18 Competitive Business. The term “Competitive Business” shall have the meaning set forth in Section 6.1(a)(ii)(1).

1.19 Confidential Information. The term “Confidential Information” shall have the meaning set forth in Section 6.2.

1.20 Cost. The term “Cost” means the price per Unit paid, if any, by Executive as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any tax distributions made with respect to the Units pursuant to Section 6.2 of the LLC Agreement.

1.21 Disability. The term “Disability” means Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties.

1.22 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.23 Fair Market Value. The term “Fair Market Value” means (i) if there is a public market for the Units on the applicable date, the value for a Unit shall be implied by the average of the high and low closing bid prices of such equity on such stock exchange on which the equity is principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of such equity or (ii) if there is no public market for the equity on such date, the value for a Unit shall be determined in good faith by the Board, without regard to any minority discount, but taking into account liquidity considerations; provided that if Executive disagrees with the Board’s determination, he may require the Company to retain an independent investment banker to determine the Fair Market Value. The Company will bear the cost of such appraisal, unless the appraised value is 110% or less of the Board’s determination of the Fair Market Value, in which case Executive will bear the cost of such appraisal.

1.24 Family Group. The term “Family Group” shall have the meaning set forth in the Securityholders Agreement.

1.25 Financing Default. The term “Financing Default” means an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

1.26 Fiscal Year. The term “Fiscal Year” means each fiscal year of the Company (which, for the avoidance of doubt, ends on or about June 30th of any given year).

1.27 Holdings. The term “Holdings” means PTS Holdings Corp., a Delaware corporation.

1.28 Holdings Board. The term “Holdings Board” means the Board of Directors of Holdings.

1.29 Lapse Date. The term “Lapse Date” shall have the meaning set forth in the Securityholders Agreement.

1.30 LLC Agreement. The term “LLC Agreement” means the Limited Liability Company Agreement of the Company, as amended from time to time.

1.31 Person. The term “Person” shall have the meaning set forth in Section 6.1(a)(i).

1.32 Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 2.1.

1.33 Put Notice. The term “Put Notice” shall have the meaning set forth in Section 4.1(b).

1.34 Restricted Period. The term “Restricted Period” shall have the meaning set forth in Section 6.1(a).

1.35 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.36 Securityholders Agreement. The term “Securityholders Agreement” means the Securityholders Agreement dated as of the Closing Date among Executive, the Company and the other parties thereto, as it may be amended or supplemented thereafter from time to time.

1.37 Subsidiary. The term “Subsidiary” shall have the meaning set forth in the Securityholders Agreement.

1.38 Termination Date. The term “Termination Date” means the date upon which Executive’s service with the Company and its Subsidiaries is terminated for any reason.

1.39 Units. The term “Units” shall have the meaning set forth in the preface.

1.40 Unvested Units. The term “Unvested Units” means, with respect to Executive’s Class B-1 Units, Class B-2 Units, Class B-3 Units, Class B-4 Units and Class B-5 Units, the number of such Units that are subject to any vesting, forfeiture or similar arrangement under this Agreement.

1.41 Vested Units. The term “Vested Units” shall mean, with respect to an Executive’s Class B-1 Units, Class B-2 Units, Class B-3 Units, Class B-4 Units and Class B-5 Units, the number of such Units that are vested, as determined in Parts 2 through 6 of Schedule I attached hereto.

2.	Subscription for and Grant of Units.

2.1 Purchase/Grant of Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, (a) Executive hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and award to Executive, on the Closing Date, the number of Class A Units set forth in Part 1 of Schedule I attached hereto in exchange for the purchase price (the “Purchase Price”) set forth in Schedule I attached hereto and (b) the Company hereby agrees to issue and award to Executive, on the Closing Date, the number of Class B-1 Units, Class B-2 Units, Class B-3 Units, Class B-4 Units and Class B-5 Units set forth in Part 1 of Schedule I attached hereto in exchange for services performed for the Company and its Subsidiaries.

2.2 The Closing. The closing (the “Closing”) of the issuance and grant of Units hereunder shall take place on [                         ,         ] (the “Closing Date”). At least two business days prior to the Closing, Executive shall deliver to the Company the Purchase Price, payable by delivery of the amount in cash set forth on Schedule I attached hereto, by delivery of a cashier’s or certified check or by wire transfer in immediately available funds.

2.3 Section 83(b) Election. Within 30 days after the Closing, Executive shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto. Executive shall file (via certified mail, return receipt requested) such election with the Internal Revenue Service within 30 days after the Closing, and shall thereafter certify to the Company he has made such timely filing.

2.4 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue and sell to Executive any Units unless (i) Executive is providing services to the Company or one of its Subsidiaries on the Closing Date, (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date, and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3.	Investment Representations and Covenants of Executive.

3.1 Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a) the offer and sale of the Units have not been registered under the Securities Act;

(b) the Units must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c) there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d) a restrictive legend in the form set forth below and the legends set forth in Section 8.2 of the Securityholders Agreement shall be placed on the certificates representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A UNIT SUBSCRIPTION AGREEMENT WITH THE ISSUER DATED AS OF [                        ], AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.2 Additional Investment Representations. Executive represents and warrants that:

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Units;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Units;

(c) Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that, with respect to any units (excluding Class A Units purchased on the Closing Date) held by Executive, including Vested Units, if Executive ceases to provide services to the Company or its Subsidiaries, the Company and its Affiliates have the right to repurchase the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Units or the Company or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Acquisition, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which Executive deems necessary;

(g) all information which Executive has provided to the Company and the Company’s representatives concerning Executive and Executive’s financial position is complete and correct as of the date of this Agreement; and

(h) Executive is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

4.	Certain Sales Upon Termination of Employment.

4.1 Put Option.

(a) If Executive’s service with the Company and its Subsidiaries terminates due to the Disability or death prior to the Lapse Date, Executive and Executive’s Family Group shall have the right, subject to the provisions of Section 5 hereof, for one year following the

Termination Date, to sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from Executive, all (or any portion) of Executive’s Class A Units and Vested Units at a price per Unit equal to Fair Market Value (measured as of the purchase date); provided that the exercise of such right may be delayed by the Company to the extent any such delay is necessary to avoid the application of adverse accounting treatment to the Company.

(b) If Executive or Executive’s Family Group, as applicable, desires to exercise its option to require the Company to repurchase Class A Units and Vested Units pursuant to Section 4.1(a), Executive or Executive’s Family Group, as applicable, shall send written notice to the Company setting forth Executive’s or Executive’s Family Group, as applicable, intention to sell all of his or their Class A Units and Vested Units, as applicable, pursuant to Section 4.1(a) (the “Put Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

4.2 Call Option.

(a) If Executive’s service with the Company and its Subsidiaries terminates for any of the reasons set forth in clauses (i) or (ii) below prior to the Lapse Date, the Company shall have the right and option, but not the obligation, to purchase for a period of 181 days (or such longer period as is necessary in order to avoid the application of adverse accounting treatment to the Company) following the Termination Date any or all of Executive’s Units (other than the Class A Units purchased on the Closing Date) and Vested Units at a price per Unit equal to the applicable purchase price determined as follows:

(i) Termination for Cause. If Executive’s service with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries for Cause, the purchase price per Unit will be the lesser of (A) Fair Market Value (measured as of the purchase date) and (B) Cost; or

(ii) Termination of Service Other than for Cause. If Executive’s service with the Company and its Subsidiaries is terminated for any reason other than by the Company or any of its Subsidiaries for Cause, the purchase price per Unit will be Fair Market Value (measured as of the purchase date).

(b) If the Company desires to exercise its option to purchase such Units and Vested Units pursuant to Section 4.2(a), the Company shall, not later than 181 days after the Termination Date, send written notice to Executive of its intention to purchase such Units, specifying the number of Units to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(c) Notwithstanding the foregoing, if the Company elects not to exercise its option to purchase Units pursuant to Section 4.2 and Executive’s employment with the Company and its Subsidiaries terminated for any of the reasons set forth in clauses (a)(i) or (a)(ii) above prior to the Lapse Date, Blackstone may elect to purchase such Units on the same terms and conditions set forth in this Section 4.2 by providing written notice to Executive of its intention to purchase such Units within 30 days after the expiration of the Company’s 181 day call window following the Termination Date.

5.	Certain Limitations on the Company’s Obligations to Purchase Units.

5.1 Deferral of Purchases. (a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has delivered a Call Notice or received a Put Notice, (i) to the extent that the purchase of such Units would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase or (iii) to the extent there is a lack of available cash on hand of the Company and no cash is available to the Company. The Company shall, within fifteen (15) days of learning of any such fact, so notify Executive that it is not obligated to purchase Units hereunder.

(b) Notwithstanding anything to the contrary contained in Section 4, provided the Lapse Date has not occurred, any Units which Executive or Executive’s Family Group, as applicable, has elected to sell or any Units which the Company has elected to purchase, but which in accordance with Section 5.1(a) are not purchased at the applicable time provided in Section 4, shall be purchased by the Company (x) by delivery of a note for the applicable purchase price payable in equal installments of up to three (3) years, bearing interest at the prime lending rate in effect as of the date of the exercise of the call right or at the applicable Applicable Federal Rate at such time, if greater; provided, however, that the Company shall fully satisfy its obligation under the note sooner if the purchase price is no longer restricted under Section 5.1(a), with such amount paid to Executive or Executive’s Family Group, as applicable, within fifteen (15) days after the date the prohibition is lifted or (y) if purchase by delivery of a note as described in clause (x) is not permitted due to the terms of any outstanding Company indebtedness, or otherwise, then, for the applicable purchase price (measured as of the actual purchase date) on or prior to the fifteenth (15th) day after such date or dates that the purchase of such Units are no longer prohibited under Section 5.1(a) and the Company shall give Executive five (5) days’ prior notice of any such purchase. Notwithstanding the anything herein to the contrary, prior to the payment of the purchase price under this Section 5.1, Executive or Executive’s Family Group may withdraw the Units subject to the put option described in Section 4.1.

5.3 Payment for Units. If at any time the Company elects to purchase any Units pursuant to Section 4, unless otherwise provided for herein, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness owing from Executive to the Company or any of its Subsidiaries and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed.

6.	Noncompetition; Nonsolicitation; Confidentiality.

6.1 Competitive Activity.

(a) During the period commencing on the date hereof and ending on the later of the date that is (x) 12 months after the date (A) Executive’s service with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries for Cause or (B) Executive voluntarily resigns or (y) 6 months after the date Executive’s service with the Company and its Subsidiaries is terminated without Cause (the “Restricted Period”):

(i) Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company or any of its Subsidiaries, the business of any client or prospective client with whom Executive had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year period preceding Executive’s termination of services with the Company.

(ii) Executive will not directly or indirectly:

(1)	engage in any business that competes with the business of the Company or any of its Subsidiaries, including, contract services to pharmaceutical, biotechnology and vitamin/mineral supplements manufacturers related to formulation, analysis manufacturing and packaging and any other product or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries (including, without limitation, any other business which the Company or any of its Subsidiaries have plans to engage in as of the date of Executive’s termination of employment) in any geographical area where the Company or any of its Subsidiaries conduct business (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(3)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Subsidiaries and customers, clients, suppliers, or investors of the Company or any of its Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any entity engaged in the business of the Company or any of its Subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iii) will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries; or

(B) hire any such employee who was employed by the Company or any of its Subsidiaries as of the date of Executive’s termination of service with the Company or who left the employment of the Company or any of its Subsidiaries coincident with, or within six (6) months prior to or after, the termination of Executive’s service with the Company or any of its Subsidiaries; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or its Subsidiaries for at least six (6) months.

(iv) will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries any consultant then under contract with the Company or any of its Subsidiaries.

(b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

6.2 Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s provision of services to the Company and its Subsidiaries) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any known confidentiality obligation; or (c) required by law to be disclosed or in any judicial or administrative process; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial or tax advisors, each of whom Executive agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates); provided that Executive may disclose to any prospective future employer the provisions of Section 6.1 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d) Upon termination of Executive’s service with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

6.3 Repayment of Proceeds. If Executive breaches in any material way the non-competition and non-solicitation provisions of Section 6.1 or the confidentiality provisions of Section 6.2 and Executive does not cure such breach within ten (10) days following receipt of notice from the Company of such breach, then Executive shall be required to pay to the Company, within ten (10) business days following the first date on which Executive first breaches such provisions, an amount equal to the excess, if any, of (A) the aggregate proceeds Executive received upon the sale or other disposition of, or distributions in respect of, Executive’s Units over (B) the aggregate Cost, if any, of such Units.

6.4 Notwithstanding anything herein to the contrary, in the event of any conflict between the terms of Sections 6.1 and 6.2 and the terms of any employment, non-competition or confidentiality agreement between Executive and the Company and its Subsidiaries, the terms of such employment, non-competition or confidentiality agreement shall govern.

7.	Miscellaneous.

7.1 Transfers to Permitted Transferees. Prior to the transfer of Units, to the extent permitted under the terms of the Securityholders Agreement, Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.2 Recapitalizations, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3 Executive’s Service with the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to accept Executive’s services in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the service of Executive at any time or for any reason whatsoever, with or without Cause.

7.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement and the Acquisition, including the execution and delivery of ancillary agreements reasonably necessary to effectuate the Acquisition and related transactions.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Blackstone is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(e) If to the Company:

BHP PTS Holdings, L.L.C.

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Chinh Chu

Fax: (212) 583-5722

with a copy to:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Chinh Chu

Fax: (212) 583-5722

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Wilson Neely and Brian Robbins

Fax: (212) 455-2502

(f) If to the Executive, to the address as shown on the unit register of the Company.

7.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.

7.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.11 Injunctive Relief. Executive and any permitted transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.12 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Unit Subscription Agreement as of the date first above written.

BHP PTS HOLDINGS L.L.C.

By:	BLACKSTONE HEALTHCARE PARTNERS L.L.C., managing member

By:	BLACKSTONE CAPITAL PARTNERS V L.P., managing member

By:	BLACKSTONE MANAGEMENT ASSOCIATES V L.L.C., its general partner

By:
Name:
Title:

1

CONSENT OF SPOUSE

I,                                 , the undersigned spouse of Executive, hereby acknowledge that I have read the foregoing Unit Subscription Agreement (the “Agreement”) and that I understand its contents. I am aware that the Agreement provides for the repurchase of my spouse’s Units (as defined in the Agreement) under certain circumstances and imposes other restrictions on the transfer of such Units. I agree that my spouse’s interest in the Units is subject to the Agreement and any interest I may have in such Units shall also be irrevocably bound by the Agreement and, further, that my community property interest in such Units, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

Acknowledged and agreed this day of , .

Name:

Witness

2

SCHEDULE I

Part 1: Units Granted

Purchased Units	Number	Price per Unit	Aggregate Amount
Class A Units:
Class B-1 Units
Class B-2 Units
Class B-3 Units:
Class B-4 Units:
Class B-5 Units:
Total

3

Part 2: Class B-1 Unit Vesting

With regard to Class B-1 Units granted hereunder, the percentage of such Class B-1 Units that will be Vested Units on any given date shall be:

•	on or prior to 2008, 0%;

•	so long as a Termination Date has not occurred prior to , 2008, on or after , 2008 and on or prior to , 2009, 20%;

•	so long as a Termination Date has not occurred prior to , 2009, on or after , 2009 and on or prior to , 2010, 40%;

•	so long as a Termination Date has not occurred prior to , 2010, on or after , 2010 and on or prior to , 2011, 60%;

•	so long as a Termination Date has not occurred prior to , 2011, on or after , 2011 and on or prior to , 2012, 80%; and

•	so long as a Termination Date has not occurred prior to , 2012, 100%.

Notwithstanding the foregoing, in the event of the termination of Executive’s service (x) by the Company or any of its Subsidiaries without Cause or (y) due to death, Disability or the Company’s or any of its Subsidiaries’ election not to extend Executive’s term of service, the Vested Units shall include that portion of the Class B-1 Units that would have become Vested Units within 12 months of such termination of service.

Notwithstanding the foregoing, immediately prior to and following the occurrence of, a Change of Control that occurs prior to the Termination Date, 100% of the Class B-1 Units that are Unvested Units shall become Vested Units.

4

Part 3: Class B-2 Unit Vesting

Prior to the occurrence of a Termination Date, 20% of the Class B-2 Units issued to Executive hereunder will become Vested Units on each of the first five anniversaries of the Closing Date (each such anniversary, a “Class B-2 Unit Vesting Date”) if, as of the last day of the Fiscal Year ending after the applicable Class B-2 Unit Vesting Date, the EBITDA goal set forth below (the “EBITDA Goal”) for the applicable Fiscal Year is attained.

Notwithstanding the foregoing, if the portion of the Class B-2 Units that is scheduled to vest in respect of a given Fiscal Year does not vest because the EBITDA Goal is not achieved or exceeded in respect of such Fiscal Year (such Fiscal Year, an “EBITDA Goal Missed Year”), then (x) if the amount by which the EBITDA Goal is missed for the EBITDA Goal Missed Year is 3% of EBITDA or less, then with respect to the immediately following Fiscal Year (such Fiscal Year, the “First EBITDA Goal Make-Up Year”), if the aggregate of the EBITDA Goals for the EBITDA Goal Missed Year and the First EBITDA Goal Make-Up Year are achieved on a cumulative basis, 100% of the portion of the Class B-2 Units which did not vest with respect to the EBITDA Goal Missed Year shall be deemed to vest on the Class B-2 Unit Vesting Date that occurs immediately prior to the last day of such Fiscal Year and such corresponding Units will become Vested Units or (y) if the amount by which the EBITDA Goal is missed for the EBITDA Goal Missed Year is in excess of 3% of EBITDA, then (i) with respect to the First EBITDA Goal Make-Up Year, if the aggregate of the EBITDA Goals for the EBITDA Goal Missed Year and the First EBITDA Goal Make-Up Year are achieved on a cumulative basis, sixty percent (60%) of the portion of the Class B-2 Units which did not vest with respect to the EBITDA Goal Missed Year shall be deemed to vest on the Class B-2 Unit Vesting Date that occurs immediately prior to the last day of such Fiscal Year and such corresponding Units will become Vested Units and (ii) with respect to any EBITDA Goal Missed Year, if the aggregate of the EBITDA Goals for such EBITDA Goal Missed Year and the First EBITDA Goal Make-Up Year are not achieved on a cumulative basis, then with respect to the Fiscal Year immediately following the First EBITDA Goal Make-Up Year (such Fiscal Year, the “Second EBITDA Goal Make-Up Year”), if the aggregate of the EBITDA Goals for such EBITDA Goal Missed Year, the First EBITDA Goal Make-Up Year and the Second EBITDA Goal Make-Up Year are achieved on a cumulative basis, thirty percent (30%) of the portion of the Class B-2 Unit which did not vest with respect to the EBITDA Goal Missed Year shall be deemed to vest on the Class B-2 Unit Vesting Date that occurs immediately prior to the last day of such Fiscal Year and such corresponding Units will become Vested Units.

If there is more than one EBITDA Goal Missed Year, cumulative EBITDA Goal make-up opportunities will first be applied with respect to the immediately preceding EBITDA Goal Missed Year.

Such EBITDA Goals shall be adjusted in good faith to reflect acquisitions, divestitures and other similar corporate transactions that would affect the EBITDA Goals.

Fiscal Year	EBITDA Goal (dollars in millions)	Cumulative EBITDA Goal (dollars in millions)
2008

2009

2010

2011

2012

5

Notwithstanding the foregoing, in the event of the termination of Executive’s service (x) by the Company or any of its Subsidiaries without Cause or (y) due to death, Disability or the Company’s or any of its Subsidiaries’ election not to extend Executive’s term of service, the Vested Units shall include that portion of the Class B-2 Units that would have become Vested Units within 12 months of such termination of service, provided the applicable EBITDA Goal is attained for the applicable Fiscal Year.

Notwithstanding the foregoing, immediately prior to and following the occurrence of, a Change of Control that occurs prior to the Termination Date, the Class B-2 Units will, to the extent they have not yet become Vested Units, become Vested Units if, prior to the date of such Change of Control, more than 50% of the Class B-2 Units that were eligible to become Vested Units became Vested Units.

6

Part 4: Class B-3 Unit Vesting

Prior to the occurrence of a Termination Date, 20% of the Class B-3 Units issued to Executive hereunder will become Vested Units on each of the first five anniversaries of the Closing Date (each such anniversary, a “Class B-3 Unit Vesting Date”) if, as of the last day of the Fiscal Year ending after the applicable Class B-3 Unit Vesting Date, the net debt goal set forth below (the “Net Debt Goal”) for the applicable Fiscal Year is attained.

Notwithstanding the foregoing, if the portion of the Class B-3 Unit that is scheduled to vest in respect of a given Fiscal Year does not vest because the Net Debt Goal is not achieved or exceeded in respect of such Fiscal Year (such Fiscal Year, a “Net Debt Goal Missed Year”), then (x) if the amount by which the Net Debt Goal is missed for the Net Debt Goal Missed Year is $10 million or less, then with respect to the immediately following Fiscal Year (such Fiscal Year, the “First Net Debt Goal Make-Up Year”), if the aggregate of the Net Debt Goals for the Net Debt Goal Missed Year and the First Net Debt Goal Make-Up Year are achieved on a cumulative basis, 100% of the portion of the Class B-3 Units which did not vest with respect to the Net Debt Goal Missed Year shall be deemed to vest on the Class B-3 Unit Vesting Date that occurs immediately prior to the last day of such Fiscal Year and such corresponding Units will become Vested Units or (y) if the amount by which the Net Debt Goal is missed for the Net Debt Goal Missed Year is in excess of $10 million, then (i) with respect to the First Net Debt Goal Make-Up Year, if the aggregate of the Net Debt Goals for the Net Debt Goal Missed Year and the First Net Debt Goal Make-Up Year are achieved on a cumulative basis, sixty percent (60%) of the portion of the Class B-3 Units which did not vest with respect to the Net Debt Goal Missed Year shall be deemed to vest on the Class B-3 Unit Vesting Date that occurs immediately prior to the last day of such Fiscal Year and such corresponding Units will become Vested Units and (ii) with respect to any Net Debt Goal Missed Year, if the aggregate of the Net Debt Goals for such Net Debt Goal Missed Year and the First Net Debt Goal Make-Up Year are not achieved on a cumulative basis, then with respect to the Fiscal Year immediately following the First Net Debt Goal Make-Up Year (such Fiscal Year, the “Second Net Debt Goal Make-Up Year”), if the aggregate of the Net Debt Goals for such Net Debt Goal Missed Year, the First Net Debt Goal Make-Up Year and the Second Net Debt Goal Make-Up Year are achieved on a cumulative basis, thirty percent (30%) of the portion of the Class B-3 Unit which did not vest with respect to the Net Debt Goal Missed Year shall be deemed to vest on the Class B-3 Unit Vesting Date that occurs immediately prior to the last day of such Fiscal Year and such corresponding Units will become Vested Units.

If there is more than one Net Debt Goal Missed Year, cumulative Net Debt Goal make-up opportunities will first be applied with respect to the immediately preceding Net Debt Goal Missed Year.

Such Net Debt Goals shall be adjusted in good faith to reflect acquisitions, divestitures and other similar corporate transactions that would affect the Net Debt Goals.

Fiscal Year	Net Debt Goal (dollars in millions)	Cumulative Debt Goal (dollars in millions)
2008

2009

2010

2011

2012

7

Notwithstanding the foregoing, in the event of the termination of Executive’s service (x) by the Company or any of its Subsidiaries without Cause or (y) due to death, Disability or the Company’s or any of its Subsidiaries’ election not to extend Executive’s term of service, the Vested Units shall include that portion of the Class B-3 Units that would have become Vested Units within 12 months of such termination of service, provided the applicable Net Debt Goal is attained for the applicable Fiscal Year.

Notwithstanding the foregoing, immediately prior to and following the occurrence of, a Change of Control that occurs prior to the Termination Date, the Class B-3 Units will, to the extent they have not yet become Vested Units, become Vested Units if, prior to the date of such Change of Control, more than 50% of the Class B-3 Units that were eligible to become Vested Units became Vested Units.

8

Part 5: Class B-4 Unit Vesting

Prior to the occurrence of a Termination Date, the Class B-4 Units shall become Vested Units on the date, if any, when both (i) Blackstone shall have received cash proceeds (exclusive of any transaction fee Blackstone or any other shareholder of Holdings may receive) or marketable securities from the sale of its investment in Holdings aggregating in excess of 3.4 times the amount of its initial investment in Holdings (such initial investment equaling $914,680,907.54) (the “Initial Investment”) and (ii) Blackstone shall have received a cash Internal Rate of Return of at least 25% on its Initial Investment. For purposes of this Agreement, “Internal Rate of Return” means, as of a given date, the internal rate of return compounded annual from April 10, 2007 with respect to the Initial Investment.

Notwithstanding the foregoing, in the event that Blackstone receives cash proceeds (exclusive of any transaction fee Blackstone or any other shareholder of Holdings may receive) or marketable securities from the sale of its investment in Holdings aggregating in excess of 2.5 times the Initial Investment but such proceeds are less than 3.4 times the Initial Investment, the Class B-4 Units shall become Vested Units based on straight line interpolation between the two points.

Notwithstanding the foregoing, in the event of the termination of Executive’s service (x) by the Company or any of its Subsidiaries without Cause or (y) due to death, Disability or the Company’s or any of its Subsidiaries’ election not to extend Executive’s term of service, the Vested Units shall include that portion of the Class B-4 Units that would have become Vested Units within 12 months of such termination of service, provided the applicable goals referenced above are attained.

Notwithstanding the foregoing, immediately prior to and following the occurrence of, a Change of Control that occurs prior to the Termination Date, the Class B-4 Units will, to the extent they have not yet become Vested Units, become Vested Units to the extent they vest in accordance with their terms as a result of the Change of Control.

9

Part 6: Class B-5 Unit Vesting

Prior to the occurrence of a Termination Date, the Class B-5 Units shall become Vested Units on the date, if any, when both (i) Blackstone shall have received cash proceeds (exclusive of any transaction fee Blackstone or any other shareholder in the Company may receive) or marketable securities from the sale of its investment in the Company aggregating in excess of 2.5 times the amount of its Initial Investment and (ii) Blackstone shall have received a cash Internal Rate of Return of at least 20% on its Initial Investment.

Notwithstanding the foregoing, in the event of the termination of Executive’s service (x) by the Company or any of its Subsidiaries without Cause or (y) due to death, Disability or the Company’s or any of its Subsidiaries’ election not to extend Executive’s term of service, the Vested Units shall include that portion of the Class B-5 Units that would have become Vested Units within 12 months of such termination of service, provided the applicable goals referenced above are attained.

Notwithstanding the foregoing, immediately prior to and following the occurrence of, a Change of Control that occurs prior to the Termination Date, the Class B-5 Units will, to the extent they have not yet become Vested Units, become Vested Units to the extent they vest in accordance with their terms as a result of the Change of Control.

10

EXHIBIT A

ELECTION TO INCLUDE UNITS IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned purchased or was granted units (the “Units”) of BHP PTS Holdings L.L.C. (the “Company”) on [                    ]. The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased or was granted the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year [        ] the excess, if any, of the Units’ fair market value on [                    ] over the purchase price, if any, thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1. The name, address and social security number of the undersigned:

[Name]

[Address]

SSN:

2. A description of the property with respect to which the election is being made:

         Class A Units, which represent a capital interest in the Company.

         Class B-1 Units,          Class B-2 Units,          Class B-3 Units,          Class B-4 Units and          Class B-5 Units, each of which represents a class of profits interests in the Company.

3. The date on which the property was transferred: [            ]. The taxable year for which such election is made: calendar year [        ].

4. The restrictions to which the property is subject: The Class B-1 Units are subject to a time-based vesting schedule. The Class B-2 Units and Class B -3 Units are subject to performance-based vesting schedules. The Class B-4 Units and Class B-5 Units are subject to a return on investment vesting schedule. The Units are also subject to transfer restrictions and repurchase rights.

5. The aggregate fair market value on [                    ] of Class A Units with respect to which the election is being made, determined without regard to any lapse restrictions: $                    .

The aggregate fair market value on [                    ] of Class B-1 Units, Class B-2 Units, Class B-3 Units, Class B-4 Units and Class B-5 Units with respect to which the election is being made, determined without regard to any lapse restrictions: [$].

6. The aggregate amount paid for the Class A Units: $                    .

The aggregate amount paid for the Class B-1 Units, Class B-2 Units, Class B-3 Units, Class B-4 Units and Class B-5 Units: [$].

7. A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: ,
[Name]